Exhibit 10.6

June 6, 2002

INO THERAPEUTICS LONG TERM INCENTIVE PLAN

Purpose

The INO Therapeutics Long Term Incentive Plan (the “Plan”) is established effective as January 1, 2001, to give Employees an incentive to contribute to the success and profitability of INO Therapeutics (the “Company”) and the Participating Affiliated Companies, and as a reward for doing so; and to assist these companies in attracting and retaining the highest caliber of Employees.

Article 1 - Definitions

For purposes of the Plan, the following terms shall mean the following:

1.1           “Annual Grant” means the annual grant of Units, if any, to a Participant pursuant to the Plan.

1.2           “Affiliated Company” means a Subsidiary, or a parent of the Company that owns fifty (50%) percent or more of the total combined voting power of all classes of stock of the Company (the “Parent”).

1.3           “Board” means the AGA Healthcare Board of Directors.

1.4           “Code” means the Internal Revenue Code of 1986, as amended from time to time.

References to any section of the Code include corresponding successor provisions.

1.5           “Change of Control” means the occurrence of any of the following:

(a)           the Board votes to approve:

(i)            any consolidation or merger of the Company or the Parent pursuant to which less than fifty (50%) percent of the outstanding voting securities of the surviving or resulting company are owned by the individuals or entities that were shareholders of the Company or the Parent prior to the consolidation or merger;

(ii)           any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company or the Parent other than any sale, lease, exchange or other transfer to any company in which the Company or the Parent owns, directly or indirectly, one hundred (100%) percent of the outstanding voting securities of such company after any such transfer;

(b)           any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act”)) other than one or more current shareholders, the Company, or an Affiliated Company, or one or more employee benefit plans established by the Company, or an Affiliated Company, for the benefit of its employees, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) whether directly, indirectly, beneficially or of record, of thirty-five (35%) percent or more of outstanding common stock (other than as the result of an initial public offering); or

(c)           commencement by any entity, person, or group of a tender offer or exchange offer by which the offeree acquires more than fifty (50%) percent of the outstanding voting securities of the Company or the Parent.

1.6           “Committee” means the committee under Article 2.

1.7           “Company” means INO Therapeutics and any successor thereto.

1.8           “Company Value” means the value of the Company as of a Valuation Date determined in accordance with a valuation method established by the Board for the Annual Grant.  The Board, in its exclusive discretion, may change the valuation method used to determine Company Value at any time and from time to time.  Notwithstanding the foregoing, if the method used to determine Company Value as of any Valuation Date is substantially changed from the method used to determine the Company Value as of the immediately preceding Valuation Date, then the number of Equity Stakes and the number of the Participant’s Units under each prior Annual Grant shall be adjusted so that after the change (a) the ratio of the number of the Equity Stakes covered by the Participant’s Units awarded under each prior Annual Grant to the total number of Equity Stakes remains the same, and (b) the total amount of Unit Appreciation (as defined below) on all the Units granted to the Participant from before the change remains the same. The Unit Appreciation for any Unit shall be an amount equal to the excess, if any, of:  (a) the Equity Stake Value as of the specified Valuation Date, over (b) the Equity Stake Value as of the Valuation Date immediately preceding the effective date of the Annual Grant of which the Unit is a part.

1.9           “Disability” means a long term disability that qualifies the Participant to receive benefits under the long term disability income plan maintained by Participating Company by which he or she is employed.  In the absence of a long term disability income plan, Disability means a mental or physical condition that, in the opinion of the Committee, renders a Participant unable to carry out the job responsibilities he or she held, or the tasks to which he or she was assigned at the time the disability was incurred, and which is expected to be permanent or last for an indefinite duration exceeding one (1) year.

1.10         “Employee” means a person who is a common law employee of the Company or an Affiliated Company; provided, however, that Employee does not include any person who is (a) a person who is classified by the Company or any Affiliated Company as employed on a temporary basis, regardless of how long the person actually works for the Company or Affiliated Company; (b) a person who is classified by the Company or any Affiliated Company as an independent contractor, as evidenced by its action in not withholding taxes from his or her compensation or other action, regardless of whether the person is the Company’s or Affiliated Company’s common law employee; (c) a person working for an organization that provides goods or services (including without limitation temporary employee services) to the Company or any Affiliated Company and whom the Company or Affiliated Company does not regard to be its common law employee, as evidenced by its action in not withholding taxes from his or her compensation or other action, regardless of whether the person is the Company’s or Affiliated Company’s common law employee; (d) a person who is a leased employee within the meaning of Code Section 414(n), as amended; and (e) a person to whom the Company or any Affiliated Company did not extend the opportunity to participate in this Plan and who agreed orally or in writing to nonparticipant status.

1.11         “Equity Appreciation Unit” or “Unit” means the equity appreciation unit granted under the Plan.  A Unit shall, upon becoming nonforfeitable, entitle the holder to payment in cash of an amount equal to the excess, if any, of: (a) the Equity Stake Value as of the Valuation Date immediately preceding the date the Unit becomes vested, over (b) the Equity Stake Value as of the Valuation Date immediately preceding the effective date of the Annual Grant of which the Unit is a part.

1.12         “Equity Stake” means a stake representing a portion of the Company Value as of a Valuation Date.  The Committee shall, in its exclusive discretion, determine the number of Equity Stakes as of any Valuation Date (the “Equity Stake Value”).  The number of Equity Stakes shall remain fixed unless (a) there is a substantial change in the valuation method to determine the Company Value and a change in the number of Equity Stakes is necessary to preserve the total amount of Unit Appreciation (as defined in Section 1.8) on all of the Units granted to the Participant, or (b) there is a change in capitalization of the Company.  The Committee shall, in its exclusive discretion, determine whether an adjustment because of the reasons described in (a) or (b) is necessary or appropriate.

1.13         “Equity Stake Value” means the value of an Equity Stake determined as of a specified Valuation Date equal to (a) the Company Value as of that Valuation Date, divided by (b) the total number of Equity Stakes as of that Valuation Date.

1.14         “Grant Agreement” means any written agreement, contract or other document that sets forth the terms of an Annual Grant to a Participant.

1.15         “Maximum Payout Amount” means an amount determined with respect to a Unit equal to fifty (50%) percent of the Equity Stake Value determined as of the Valuation Date immediately preceding the date that the Unit becomes vested.

1.16         “Participant” means an Employee who is granted Units as part of an Annual Grant.

1.17         “Participating Company” means the Company, or any Affiliated Company that the Board authorizes to adopt the Plan and which has Employees who have received Units in an Annual Grant.  The Board shall determine each calendar year whether Employees of the Company and any Affiliated Company shall receive Annual Grants for that year.

1.18         “Plan” means the INO Therapeutics Long Term Incentive Plan as it may be amended from time to time.

1.19         “Retirement” means a Participant’s retirement as defined in the tax-qualified defined benefit plan maintained by the Participating Company by which the Participant is employed.  If no such defined benefit plan exists then retirement means the Termination of Employment on or after the Participant’s sixty-fifth (65th) birthday other than due to death,

Disability, or Termination for Cause.

1.20         “Subsidiary” means (a) any corporation that the Company owns, directly or indirectly, fifty (50%) percent or more of the total combined voting power of all classes of stock, and (b) any entity that the Board reasonably expects to become a Subsidiary under clause (a).

1.21         “Termination Due to Change of Control” means, within twelve (12) months after a Change of Control (a) a Termination of Employment from the Company and all Affiliated Companies, other than Termination for Cause, by the Company and all Affiliated Companies, or (b) resignation from the Company and all Affiliated Companies by an Employee for Good Reason.  For purposes of the Plan, Good Reason means any one of the following:

(i)            the assignment by the board of directors of the Company or Affiliated Company that employs the Employee (the “Employer Board”) of duties that result in a significant adverse change or diminution in the Employee’s authority and responsibilities;

(ii)           the change of the Employee’s site of principal employment to a location more than fifty (50) miles from the location at which the Employee was principally employed immediately prior to the date of the Change of Control;

(iii)          a reduction of the Employee’s base salary; and

(iv)          nonpayment of base salary when due other than for an inadvertent and insubstantial failure that is cured within thirty (30) days after the Employee notifies the Employer Board in writing of the nonpayment.

1.22         “Termination of Employment” means a termination of employment or Retirement with the Company and all Participating Companies for any reason other than death or Disability.  For Purposes of Section 1.23 (definition of Termination for Cause) a Termination of Employment shall mean a termination of Employment with the Company and all Affiliated Companies.

1.23         “Termination for Cause” means a Termination of Employment of a Participant with the Company or any Affiliated Company by reason of (a) that person’s material dishonesty (including, without limitation, embezzlement, financial misrepresentation, fraud, theft, or other similar action) in his or her dealings with the Company or any Affiliated Company or any other entity that the Company or any Affiliated Company is engaged in or be attempting to engage in commerce; (b) that person’s conviction of, or entry of a plea of nolo contendere to, the commission of a felony; (c) any act or omission by that person that actually has, and which either that person intends to have or that person or a reasonable person would expect to have, a material adverse effect on the Company or any Affiliated Company; or (d)if any Participant is party to an employment agreement governing the terms of his or her employment with the Company or any Affiliated Company, and the employment agreement includes a definition of termination for cause, then for purposes hereof Cause also includes those grounds not inconsistent with the foregoing provisions of this Section 1.23.  If the provisions of the employment agreement and this Plan are inconsistent, the provisions of this Plan shall control.

1.24         “Threshold Level” means a level of Company performance for a calendar year as specified by the Board by the February 1st of that year.

1.25         “Valuation Date” —means the December 31st of each calendar year, or any other date determined by the Committee.

Article 2 - Administration

2.1           The Plan shall be administered by the Board, or a committee of the Board (as the Board in its exclusive discretion determines). The Board may delegate to the committee described in the prior sentence or to one or more persons, the authority and discretion to perform those functions as the Board determines.  For purposes of the Plan, the Board acting in this capacity or its delegate shall be referred to as the “Committee.” Notwithstanding any other provision of this Plan, if the Company registers any class of equity security pursuant to Section 12 of the Exchange Act, and if the Plan is to be administered by a committee, then such committee shall consist of two or more members of the Board, each of whom shall each qualify as a “Non-employee Director” within the meaning of Rule 16b-3 of the Exchange Act and also qualify as an “outside director” within the meaning of Code Section 162(m) and the regulations thereunder.

2.2           The Committee shall have the exclusive authority and discretion to interpret the provisions of the Plan and to decide all questions of fact arising in its application; to determine whether and to what extent Units will be granted under the Plan; to determine the number, terms and conditions of each Unit; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it from time to time determines appropriate; and to make all other determinations necessary or appropriate for the administration of the Plan.

2.3           The Committee shall have the exclusive authority and discretion to vary the terms of the Plan to the extent necessary to comply with federal, state, or local law.

2.4           Notwithstanding anything in the Plan to the contrary, with respect to any Participant who is resident outside of the United States, the Committee may, in its exclusive discretion, amend the terms of the Plan to conform to such terms with the requirements of local law or to meet the objectives of the Plan.  The Committee may, when appropriate, establish one or more sub-plans for this purpose.

2.5           All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all Participants.

2.6           All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company or the Participating Companies.  The Committee may employ attorneys, consultants, accountants or other persons in the administration of the Plan.  The Company and all Affiliated Companies, and their officers and directors, are entitled to rely upon the advice, opinions or valuations of any such persons.

Article 3 - Eligibility.

The Committee shall, in its exclusive discretion, determine the Employees of the Company and Affiliated Companies who are eligible to participate in the Plan and receive an Annual Grant in any year.  The grant of Units pursuant to an Annual Grant in any year does not give any Employee any right to grants of Units in future years.

Article 4 - Grant and Payment of Units.

4.1           Grant of Units.  For each calendar year in which the Company’ s performance achieves the Threshold Level, the Committee may, in its exclusive discretion, grant to the eligible Employees in the following calendar year an Annual Grant of Units.  The effective date of an Annual Grant is the January 1 of the calendar year for which the Board makes the Annual Grant.

4.2           Nonforfeitability of Units.

(a)           Subject to Articles 5 and 6, Section 4.2(b) and (c), and the Participant’s Grant Agreement, a Participant must remain an Employee a Participating Company until the fifth (5th) anniversary of the effective date of the Annual Grant of Units (the “Vesting Date”) for these Units to become vested.  If the Participant has a Termination of Employment for any

reason (other than due to death, Disability, or a Termination Due to a Change of Control) prior to the Vesting Date, the Participant shall forfeit all rights to the unvested Units.

(b)           Subject to a Participant’s Grant Agreement, if, while an Employee of a Participating Company, a Participant dies or becomes Disabled before the Vesting Date applicable to his or her Units granted under the Annual Grant, the Participant shall become vested in a prorated portion of these Units.  The prorated portion shall be equal to a fraction (i) the numerator of which is the number of months (rounded up to the nearest whole month) elapsed for the period beginning on the January 1 of the calendar year of the Annual Grant of which the Units are a part and ending on the date of death or Disability, and (ii) the denominator of which is sixty (60).

(c)           Subject to a Participant’s Grant Agreement, if an Employee of a Participating Company transfers to an Affiliated Company that is not a Participating Company (“Nonparticipating Company”), before the Vesting Date applicable to his or her Units granted under the Annual Grant, the Participant shall become vested in a prorated portion of these Units.  The prorated portion shall be equal to a fraction (i) the numerator of which is the number of months (rounded up to the nearest whole month) elapsed for the period beginning on the January 1 of the calendar year of the Annual Grant of which the Units are a part and ending on the date of transfer to the Nonparticipating Company, and (ii) the denominator of which is sixty (60).

4.3           Payment of Units.

(a)           Subject to Section 4.3(b) and the Participant’s Grant Agreement, the Participating Company that employs a Participant on the date his or her Units become vested shall pay the Participant in cash in a single lump sum the amount due the Participant under Section 1.9 as soon as practicable after the date that the Units become vested.

(b)           Notwithstanding the foregoing, in no event shall the lump sum payment to a Participant under paragraph (a) for any Unit exceed the Maximum Payout Amount applicable to that Unit.  If, in accordance with the prior sentence, a Participant’s lump sum payment is limited to the Maximum Payout Amount, he or she shall receive the balance of the payment in three equal annual installments of principal, together with interest thereon at the prime rate as published in The Wall Street Journal on the date the Participating Company makes the initial payment.  The installment payments do not reduce or otherwise affect the determination of the Maximum Payment Amount in any subsequent year.  No further employment or other service is required for a Participant to receive the installment payments.  Notwithstanding the foregoing provisions, the payment of Units that become vested as a result of a Change to Control shall not be subject to the Maximum Payment Amount, and all unpaid installment payments of previously vested Units, and accrued interest thereon, shall become immediately payable in full as a single lump sum on a Change of Control.

Article 5 - Change Of Control

5.1           Effect of Change of Control.  If a Change of Control occurs and a Participant has a Termination Due to a Change of Control before the Participant’s Vesting Date, then the Participant shall become fully vested in all unvested Units.

5.2           Limits on Payments Due to a Change of Control.  Notwithstanding any other provision of the Plan, if a Participant would be subject to the excise tax under Code Section 4999 on the amounts payable under this Plan, and on any other amounts and benefits received and to be received from the Company and all other entities by reason of the provisions of Code Section 280G (the “Other 280G Amounts”), the amounts payable under this Plan shall be reduced to an amount one dollar less than the amount which, when combined with the Other 280G Amounts, would subject the Participant to the excise tax under Code Section 4999.

Article 6 - Amendment And Termination

6.1           Termination and Amendment.  The Board in its sole discretion may terminate or amend the Plan at any time and from time to time, including but not limited to amendments to the Plan necessary to comply with the requirements of Section 16(b) of the Exchange Act, to correct any defect, to reflect adjustments as a result of a Change of Control or change in capitalization, and to supply an omission or reconcile any inconsistency in the Plan or any Annual Grant of Units, without approval of the shareholders of the Company, unless shareholder approval is required by Rule 16b-3 of the Exchange Act, applicable stock exchange or NASDAQ or other quotation system rules, or applicable Code provisions.  No amendment, termination or modification of the Plan shall affect any Units previously granted in any material adverse way without the written consent of the Participant.

Article 7 Other Provisions

7.1           No Right to Continue Employment.  Nothing in the Plan, any Grant Agreement, or any instrument shall confer upon any Employee any right to continue to serve the Company or any Affiliated Company in the capacity in effect at the time a Unit was granted, or shall affect the right of the Company or any Affiliated Company to terminate the employment of an Employee with or without notice and with or without cause.

7.2           Withholding.  The Participating Company’s obligation to pay cash in payment of any Unit shall be subject to the statutory withholding requirements under applicable foreign, federal, state, and local law.

7.3           Indemnification.  No member of the Board or the Committee, nor any officer or employee of the Company or any Affiliated Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each officer or employee of the Company and any Affiliated Company acting on their behalf shall, to the fullest extent permitted by law, be indemnified and protected by the Company or Affiliated Company in respect of any such action, determination, or interpretation.

7.4           Nonassignability.  No Units shall be assignable or transferable by a Participant.  No payment with respect to a vested Unit shall be assignable or transferable by a Participant except by will, the laws of descent and distribution, and such other means as the Committee approves from time to time.

7.5           Severability.  With respect to Participants subject to Section 16 of the Exchange Act, (a) the Plan is intended to comply with all applicable conditions of Rule 16b-3 or its successors, (b) all transactions involving Participants who are subject to Section 16(b) of the Exchange Act are subject to such conditions, regardless of whether the conditions are expressly set forth in the Plan, and (c) any provision of the Plan that is contrary to a condition of Rule 16b-3 shall not apply to Participants who are subject to Section 16(b) of the Exchange Act.  If any of the provisions of this Plan, or grants of Units, conflict with the requirements of Code Section 162(m) with respect to Units governed by Code Section 162(m), then such terms or provisions shall be inoperative to the extent they conflict with the requirements of Code Section 162(m).

7.6           Other Plans.  Any Units and payments therefor shall not be used in determining the benefits provided under any other benefit or incentive plan of the Company or any Affiliated Company unless specifically provided by that other plan or other agreement.

7.7           Governing Law.  The Plan and all agreements executed pursuant to the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflicts of law principles.

7.8           Gender and Number.  Words denoting the masculine gender shall include the feminine gender, and words denoting the feminine gender shall include the masculine gender.

Words in the plural shall include the singular, and the singular shall include the plural.

7.9           Acceleration of Vesting.  The Committee may accelerate the time at which a Unit will become nonforfeitable, notwithstanding the provisions in the Plan.

7.10         No Rights of a Shareholder.  No Participant shall have rights of a shareholder with respect to any Units.

7.11         Unfunded Plan.  The Plan is unfunded.  The Company and all other Participating Companies shall not segregate any of its assets for payment of Units, and no Participant has any right, title, or interest in any asset of the Company and Affiliated Company.  Participants have only the rights of general unsecured creditors for the payment of Units.

7.12         Successors.  This Plan is binding on and shall inure to the benefit of any successor to a Participating Company, whether by way of merger, consolidation, purchase, or otherwise.

7.13         Headings.  The headings and captions used in the Plan are for convenience only, are not a part of the Plan, and shall not characterize, limit, or affect in any way the Plan’s provisions.

IN WITNESS WHEREOF, the INO Therapeutics Long Term Incentive Plan, by the authority of the Board of Directors of AGA Healthcare, is executed as of the          day of June, 2002.

AGA HEALTHCARE

By:

Attest

Secretary
[Corporate Seal]